Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Michael H. Carrel	Nancy A. Johnson, (612) 455-1745
Chief Operating Officer and	Marian Briggs, (612) 455-1742
Chief Financial Officer	njohnson@psbpr.com/mbriggs@psbpr.com
(952) 487-9500
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES, INC. TO WEBCAST ANNUAL MEETING THURSDAY, MAY 4

Webcast is Live at 3:30 p.m. (CT)

Minneapolis, April 27, 2006 — Vital Images, Inc. (NASDAQ: VTAL), a leading provider of enterprise-wide advanced visualization and analysis solutions, will host a live Webcast of its annual meeting on Thursday, May 4, 2006, at 3:30 p.m. (Central Time). The meeting will be held at the Radisson Plaza, 35 South 7th Street, Minneapolis, Minnesota.

Jay D. Miller, Vital Images president and chief executive officer, and Michael H. Carrel, chief operating officer and chief financial officer, will discuss financial results, company priorities and the financial outlook for the remainder of 2006.

The meeting will feature a special presentation by Beth McFarland, M.D. of St. Luke’s Hospital in St. Louis. Dr. McFarland, a leading expert in abdominal radiology, will discuss her clinical experiences with Vital Images’ Vitrea software.

In addition, Vincent J. Argiro, Ph.D., chief technology officer and founder, will give his farewell presentation; he is retiring from the company and its board of directors effective May 4, 2006.

To access the Vital Images annual meeting Webcast, go to the investors’ portion of the company’s Web site, http://www.vitalimages.com, and click on the Webcast icon. The Webcast replay will be available beginning at 6:00 p.m. (Central Time), Thursday, May 4.

About Vital Images

Vital Images, Inc., headquartered in Minneapolis, is a leading provider of enterprise-wide advanced visualization and analysis software solutions. The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine. For more information, visit http://www.vitalimages.com.

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